Exhibit 99.2

Hypogonadism is Associated with NAFLD: LPCN 1144 MRI-PDFF Clinical Results

Kilyoung Kim1, Burke Byrne1, Jonathan Baker1, Nachiappan Chidambaram1, Mahesh V. Patel1, Arun Sanyal2, and Michael Charlton3

1Lipocine Inc., Salt Lake City, UT, USA; 2Virginia Commonwealth University, VA, USA; 3University of Chicago, IL, USA

Male hypogonadism (testosterone, T, level < 300 ng/dL) is an underappreciated comorbidity in non-alcoholic fatty liver disease (NAFLD)/ steatohepatitis (NASH). In addition to the established link between low T levels and facets of the metabolic syndrome (obesity, hypertension, hypertriglyceridemia, and type 2 diabetes), hypogonadism is also associated with NAFLD/NASH in males. Serum levels of free T in male patients with biopsy confirmed NASH have been inversely related with severity of lobular inflammation, ballooning, NAFLD activity and fibrosis.

The aim of this investigation was to evaluate the prevalence of fatty liver in hypogonadal patients, as identified by Magnetic Resonance Imaging-Proton Density Fat Fraction (MRI-PDFF), a non-invasive quantitative biomarker of liver fat content.

In an ongoing prospectively designed open-label, multi-center, single arm ‘Liver Fat Study’ evaluating LPCN 1144 treatment in hypogonadal patients, baseline % liver fat was assessed via MRI-PDFF in a subset of study patients (N=36).

The prevalence of features of the metabolic syndrome was: 81% obese, 58% hypertriglyceridemia, 28% hypertensive, and 17% type 2 diabetes. Body Mass Index (BMI), T level, and liver fat fraction were 34±6 kg/m2, 199±61 ng/dL, and 8.8±7.9% (mean±SD), respectively. Based on liver fat ≥ 5%, about 70 % of hypogonadal patients were identified as having NAFLD. Among patients with NAFLD, obesity was the most prevalent comorbidity (88%) with increased prevalence of NAFLD rising to 100% with Class III obesity (BMI ≥ 40 kg/m2). Prevalence of NAFLD in hypogonadal obese patients is ~200% compared with corresponding US obese population (NHANES).

In conclusion, NAFLD is over represented in hypogonadal men. Obesity has the strongest association with NAFLD in the hypogonadal male patients. Based on the established association of male T deficiency with sarcopenia, increased visceral adipose tissue, and insulin resistance, evaluation of hypogonadal status should be considered in NAFLD patients and possibly to assess risk of NAFLD. A detailed, prospective study of the safety and efficacy of androgen therapy on NASH and metabolic endpoints is warranted.